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                                                                    EXHIBIT 99.1

                           [LETTERHEAD OF OMNIVISION]

FOR IMMEDIATE RELEASE

At OmniVision Technologies, Inc.:              At The Financial Relations Board:
H. Gene McCown                                 Jennifer Glass (investors/media)
Chief Financial Officer                        Pam Roberts (general)
(408) 733-3030                                 (415) 986-1591


          OMNIVISION TECHNOLOGIES, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

SUNNYVALE, Calif., August 23, 2001 -- OmniVision Technologies, Inc. (Nasdaq:
OVTI) today announced that its board of directors has adopted a Stockholder Rights Plan. Under the plan, OmniVision Technologies, Inc. will issue a dividend of one right for each share of common stock, par value of $0.001 per share, of the company held by stockholders of record as of the close of business on September 28, 2001. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the company. The Company added that the plan was not adopted in response to any attempt to acquire the company, and that it is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $40.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of the company or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About OmniVision

OmniVision Technologies, Inc. designs, develops and markets high performance, high quality and cost efficient semiconductor image sensor devices. The company's highly integrated image sensors are used in a variety of electronic cameras and camera related products for both still picture and live video applications. OmniVision is able to integrate many image system functions onto a single chip instead of multi chips required to achieve the same functions by competitive image sensors. The highly integrated design allows customers to design cameras that are lower in cost, smaller, consume less power, and are more reliable than cameras using multiple chip image sensors. OmniVision is based in Sunnyvale, California.

OmniVision is traded on the Nasdaq National Market System under the symbol OVTI. More information about the Company is located on the World Wide Web at: http://www.ovt.com.

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